Exhibit 23.5

Arthur M. DeBenedictis
Certified Public Accountant
3 Lakeside Office Park
Wakefield, MA 01880

CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

        I consent to the inclusion my firm under the caption “Experts” in the Registration Statement on Form F-1 and related the prospectus of Top Image Systems Ltd. for the registration of 6,125,713 of its ordinary shares and to the inclusion therein of my report dated January 25, 2001 with respect to the balance sheets of T.I.S. America, Inc., as of December 31, 2000, and 1999 and the related statements of income, retained earnings, stockholder’s equity and cash flows for the two year period ended December 31, 2000.

Wakefield, Massachusetts December 30, 2004	Arthur M. DeBenedictis Certified Public Accountant